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                                                      Contact: Kelley A. Welf
                                                      Corporate Communications
                                                      (612) 475-7939


                                                      FOR IMMEDIATE RELEASE



                         TCF DECLARES TWO-FOR-ONE STOCK SPLIT
                             AND QUARTERLY CASH DIVIDEND

    MINNEAPOLIS, Oct. 20, 1997 -- TCF Financial Corporation (TCF) (NYSE:TCB) announced that its board of directors today declared a two-for-one stock split and a regular quarterly cash dividend.

    The stock split is in the form of a 100 percent stock dividend payable Nov. 28 to shareholders of record as of Nov. 7. TCF has 46.3 million outstanding common shares, which will increase as a result of the stock split to approximately 92.7 million shares.

    "TCF's stock price has doubled since our initial stock split two years ago," said William A. Cooper, TCF chairman and chief executive officer. "We believe that moving the shares into a trading range that is more accessible to a wider range of investors will increase the stock's liquidity and marketability."

    TCF declared its regular quarterly cash dividend of 25 cents per common share, payable Nov. 28 (on a pre-split basis) to shareholders of record at the close of business on Nov. 7.

    TCF is a $9.8 billion national bank holding company based in Minneapolis. Its bank subsidiaries operate in Minnesota, Illinois, Wisconsin and Colorado as TCF National Bank, and in Michigan as Great Lakes National Bank. Other TCF affiliates include business-equipment leasing, consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies. TCF's common stock is listed on the New York Stock Exchange under the symbol TCB.

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